Exhibit 2.8

November 10, 2006

Oded Bashan
President, Chairman and CEO
ON TRACK INNOVATIONS, LTD.
ZHR Industrial Zone
P.O. Box 32
Rosh Pina, 1200
Israel

Re: Renewal of Financial Advisory Agreement

Dear Mr. Bashan:

Reference is made to that certain Financial Advisory Agreement (the “Agreement”) executed as of August 9, 2005 between Andrew Garrett, Inc. and On Track Innovations, Ltd.

It is our understanding that the Agreement is to be renewed for a period of twelve (12) months with only the following modifications:

As compensation for our services, there will be a one time payment of five (5) year warrants, having a conversion price of 0. 1NIS per share in exchange for immediately tradable stock. The number of warrants to be issued will be 16,438 warrants, which is the number arrived by dividing $120,000 by 7.30$, which was the share price at the close of the trading day on November 10th 2006.

The warrants will be delivered as soon after the date of grant as reasonably possible, but no later than December 31, 2006.

Without derogating the above said, the parties acknowledge that at the date hereof, none of the Warrants have been registered under the United States Securities Act of 1933 (the “Securities Act”) and that such Warrants may not be sold, transferred or otherwise disposed of unless registered under the Securities Act (and, where required, under the laws of one or more other jurisdictions), except in accordance with Regulation S under the United States Securities Act (the “Regulation S”), or unless another exemption from registration is then available.

The warrants shall be registered as follows: 49% of the total warrants to Ms. Sharon Sycoff; 45% of the total warrants to Mr. Aharon Orlansky; 5% of the total warrants to Mr. Jordan Cooper; and 1% of the warrants to Ms. Allison Gold.

All other terms and conditions of the Agreement, shall remain in full force.

If the foregoing is satisfactory and agrees with your understanding, please execute where indicated below and return one copy to us for our records.

We look forward to the continuation of our mutually beneficial relationship.

Sincerely,

/s/ Andrew G. Sycoff
Andrew G. Sycoff
President & CEO

ACCEPTED AND AGREED TO On Track Innovations, Ltd.

By: /s/ Oded Bashan
Oded Bashan, CEO